SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 25, 2009

ANOTEROS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-52561	88-0368849
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)

2445 Fifth Ave. Suite 440

San Deigo, CA 92101

(Address of principal executive offices)

619-239-2900

(Registrant’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     . Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     . Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     . Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     . Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Anoteros, Inc.

From 8-K

Current Report

Item 1.01—Entry into a Material Definitive Agreement.

On September 25, 2009, the Company through its wholly-owned subsidiary, Doolittle Edutainment Corp. entered into a Literary Agent Agreement with Geraldine Blecker (“Agent”), under which Agent will represent Doolittle Edutainment, on a non-exclusive basis, in connection with negotiations with potential publishers and book distributors in Europe. A copy of said Agreement is attached hereto as Exhibit 10.07.

Item 3.02—Unregistered Sales of Equity Securities.

On September 25, 2009, the Company authorized:

(a)

the issuance of 687,500 restricted shares of common stock to George G. Chachas, the founder, a director and the sole officer of the Company, in consideration of the capital contribution of $5,000 in cash and the conversion of $50,000 in accrued salary. No underwriters were used. The securities were issued pursuant to an exemption from registration provided under Section 4(2) of the Securities Act of 1933.

(b)

the issuance of 36,087 restricted shares of common stock in consideration of the capital contribution of $2,887 through the conversion of the unpaid legal fees due and owing to Chachas Law Group P.C. These shares were issued to J. Anthony Rolfe, an associate of Chachas Law Group P.C. No underwriters were used. The securities were issued pursuant to an exemption from registration provided under Section 4(2) of the Securities Act of 1933.

(c)

the issuance of 25,000 restricted shares of common stock in consideration of the marketing and website design consulting services valued at $2,000. No underwriters were used. The securities were issued pursuant to an exemption from registration provided under Section 4(2) of the Securities Act of 1933.

(d)

the issuance of 25,000 restricted shares of common stock in consideration of outside legal services provided to Corporation valued at $2,000. No underwriters were used. The securities were issued pursuant to an exemption from registration provided under Section 4(2) of the Securities Act of 1933.

(e)

the issuance of 100,000 restricted shares of common stock in consideration of the market analysis and consulting services valued at $8,000. No underwriters were used. The securities were issued pursuant to an exemption from registration provided under Section 4(2) of the Securities Act of 1933.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

10.07 -

Literary Agent Agreement dated September 25, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Anoteros, Inc.

Dated: September 28, 2009

/s/ George G. Chachas

By: George G. Chachas

Its: President

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